EXHIBIT 3

AMENDED AND RESTATED BYLAWS

OF

GRANITE CITY FOOD & BREWERY LTD.

ARTICLE 1

OFFICES, CORPORATE SEAL

AND SHAREHOLDER CONTROL AGREEMENT

Section 1.1            Registered and Other Offices.  The registered office of Granite City Food & Brewery Ltd. (the “Corporation”) in Minnesota shall be that set forth in the Corporation’s Articles of Incorporation (the “Articles of Incorporation”) or in the most recent amendment of the Articles of Incorporation or statement of the Corporation’s Board of Directors (the “Board of Directors” or the “Board”) filed with the Secretary of State of Minnesota changing the registered office in the manner prescribed by law.  The Corporation may have such other offices, within or without the State of Minnesota, as the Board of Directors shall, from time to time, determine.

Section 1.2            Corporate Seal.  If so directed by the Board of Directors by resolution, the Corporation may use a corporate seal.  The failure to use such seal, however, shall not affect the validity of any documents executed on behalf of the Corporation.  The seal need only include the word “seal,” but it may also include, at the discretion of the Board, such additional wording as is permitted by law.

ARTICLE 2

MEETINGS OF SHAREHOLDERS

Section 2.1            Time and Place of Meetings.  Regular or special meetings of the Corporation’s shareholders, if any, shall be held on the date and at the time and place fixed by the Corporation’s Chief Executive Officer, its Chairman of the Board, or its Board, except that a regular or special meeting called by, or at the demand of a shareholder or shareholders, pursuant to Minnesota Statutes, Section 302A.431, Subd. 2, shall be held in the county where the Corporation’s principal executive office is located.

Section 2.2            Regular Meetings.  At any regular meeting of the Corporation’s shareholders there shall be an election of qualified successors for directors who shall serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting.  Any business appropriate for action by the Corporation’s shareholders may be transacted at a regular meeting.  No meeting shall be considered a regular meeting unless specifically designated as such in the notice of meeting or unless all of the Corporation’s shareholders are present in person or by proxy and none of them objects to such designation.  Regular meetings may be held no more frequently than once per year.

Section 2.3            Demand by Shareholders.  Regular or special meetings may be demanded by a shareholder or shareholders of the Corporation, pursuant to the provisions of Minnesota Statutes, Sections 302A.431, Subd. 2, and 302A.433, Subd. 2, respectively.  If a regular meeting of the Corporation’s shareholders has not been held during the immediately preceding fifteen (15) months, a shareholder or shareholders holding 3% or more of the voting power of all shares of the Corporation entitled to vote, may demand a regular meeting of shareholders by written notice of demand given to the Chief Executive Officer or the Chief Financial Officer of the Corporation.  A shareholder or shareholders holding 10% or more of the voting power of all shares of the Corporation entitled to vote may demand a special meeting of shareholders by written notice of demand given to the Chief Executive Officer or Chief Financial Officer of the Corporation and containing the purposes of the meeting.  Within thirty (30) days after receipt of the demand by one of those officers, the Board shall cause a special meeting of the Corporation’s shareholders to be called and held on notice no later than ninety (90) days after receipt of the demand, all at the expense of the Corporation.  If the Board fails to cause a special meeting to be called and held as required by this Section, the shareholder or shareholders making the demand may call the meeting by giving notice as required by Minnesota Statutes, Section 302A.435, all at the expense of the Corporation. The business transacted at a special meeting is limited to the purposes stated in the notice of the meeting.  Any business transacted at a special meeting that is not included in those stated purposes is voidable by or on behalf of the Corporation, unless all of the shareholders have waived notice of the meeting in accordance with Minnesota Statutes, Section 302A.435.

Section 2.4            Quorum; Adjourned Meetings.  The holders of a majority of the voting power of the shares of the Corporation entitled to vote at a meeting shall constitute a quorum for the transaction of business; said holders may be present at a meeting either in person or by proxy. If a quorum is present when a duly called or held meeting is convened, the shareholders present may continue to transact business until adjournment, even though withdrawal of shareholders originally present leaves less than the proportion or number otherwise required for a quorum.  In case a quorum shall not be present in person or by proxy at a meeting, those present in person or by proxy may adjourn to such day as they shall, by majority vote, agree upon, and a notice of such adjournment shall be mailed to each shareholder of the Corporation entitled to vote at least five (5) days before such adjourned meeting.  If a quorum is present in person or by proxy, a meeting may be adjourned from time to time without notice, other than announcement at the meeting.  At adjourned meetings at which a quorum is present in person or by proxy, any business may be transacted at the meeting as originally noticed.

Section 2.5            Voting.  At each meeting of the Corporation’s shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy.  Unless otherwise provided by the Articles of Incorporation or a resolution of the Board of Directors filed with the Secretary of State of Minnesota, each shareholder of the Corporation shall have one vote for each share held.

Section 2.6            Notice of Meetings.  Notice of all meetings of the Corporation’s shareholders shall be given to every holder of voting shares, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment. Notice of regular meetings of the Corporation’s shareholders shall be given at least fourteen (14), but not more than sixty (60) days before the date of the meeting.  Notice of special meetings of the Corporation’s shareholders may be given upon not less than five (5) nor more than sixty (60) days, except that written notice of a meeting at which an agreement of merger is to be considered shall be given to all shareholders, whether entitled to vote or not, at least fourteen (14) days prior thereto.  Every notice of any special meeting shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purpose stated in the call, unless all of the Corporation’s shareholders are present in person or by proxy and none of them objects to consideration of a particular item of business.

Section 2.7            Waiver of Notice.  A shareholder of the Corporation may waive notice of any meeting of shareholders.  A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance.

Section 2.8            Organization.  The Chief Executive Officer of the Corporation shall preside at each meeting of the Corporation’s shareholders.  In the absence of the Chief Executive Officer, the meeting shall be chaired by an officer of the Corporation in accordance with the following order: Chairman of the Board, Vice Chairman, Chairman of the Executive Committee, President, Executive Vice President, Senior Vice President and Vice President.  In the absence of all such officers, the meeting shall be chaired by a person chosen by the vote of a majority in interest of the Corporation’s shareholders present in person or represented by proxy and entitled to vote thereat.  The Secretary of the Corporation or in his or her absence an Assistant Secretary or in the absence of the Secretary and all Assistant Secretaries a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.

Section 2.9            Authorization Without a Meeting.  Any action required or permitted to be taken at a meeting of the Corporation’s shareholders may be taken without a meeting as authorized by law.

Section 2.10         Record Date.  The Board of Directors may fix a time, not exceeding sixty (60) days preceding the date of any meeting of the Corporation’s shareholders, as a record date for the determination of the shareholders entitled to notice of and to vote at such meeting, notwithstanding any transfer of shares on the books of the Corporation after any record date so fixed.  The Board of Directors may close the books of the Corporation against the transfer of shares during the whole or any part of such period.  If the Board of Directors fails to fix a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of the shareholders, the record date shall be the twentieth (20th) day preceding the date of such meeting.

Section 2.11         Regulation of Meetings.  The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of the Corporation’s shareholders as it shall deem necessary, appropriate or convenient.  Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record and their duly authorized and constituted proxies, and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comment by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot, unless, and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of the Corporation’s shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE 3

DIRECTORS

Section 3.1            General.  The business and affairs of the Corporation shall be managed by or shall be under the direction of the Board of Directors.

Section 3.2            Number, Qualifications and Term of Office.  The number of directors to constitute the Board shall be determined from time to time by resolution of the Board of Directors adopted prior to any meeting of the shareholders.  The Board of Directors may increase the number of directors and fill the vacancy or vacancies created thereby.  Directors need not be shareholders.  Each of the directors of the Corporation shall hold office until the regular meeting of the shareholders next held after his or her election, until his or her successor shall have been elected, or until he or she shall resign or shall have been removed as hereinafter provided.

Section 3.3            Notification of Nominations.  Nominations for the election of directors may be made by the Board of Directors or by any shareholder of the Corporation entitled to vote for the election of directors.  Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such shareholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the

Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh (7th) day following the date on which notice of such meeting is first given to shareholders.  Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated, (b) a representation that such shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder, (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated by the Board of Directors, and (e) the consent of each nominee to serve as a director of the Corporation if elected.  The chairman of a shareholder’s meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Section 3.4            Board Meetings; Place and Notice.  Meetings of the Board of Directors may be held from time to time at any place within or without the State of Minnesota that the Board of Directors may designate.  In the absence of designation by the Board of Directors, Board meetings shall be held at the principal executive office of the Corporation, except as may be otherwise unanimously agreed orally or in writing or by attendance.  Special or regular meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer, or the Chief Financial Officer of the Corporation, upon not less than twenty-four (24) hours notice.  Any director may call a Board meeting by giving not less than five (5) business days notice to all directors of the date and time of the meeting.  The notice need not state the purpose of the meeting.  Notice may be given by mail, telephone, telegram, telecopy or by personal service.  If the meeting schedule is adopted by the Board, or if the date and time of a Board meeting has been announced at a previous meeting, no notice is required.

Section 3.5            Waiver of Notice.  A director may waive notice of a meeting of the Board.  A waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

Section 3.6            Quorum.  A majority of the directors currently holding office is a quorum for the transaction of business.

Section 3.7            Vacancies.  Vacancies on the Board resulting from the death, resignation or removal of a director, or by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum.  Each director elected under this Section to fill a vacancy shall hold office until a qualified successor is elected by the Corporation’s shareholders at the next regular or special meeting of such shareholders.

Section 3.8            Committees.  The Board may by resolution establish committees in the manner provided by law.  Committee members need not be directors of the Corporation.  The following committees, if established by the Board, shall have the responsibilities set forth respectively, subject to enlargement or restriction of such responsibilities, as the Board, by resolution, shall determine:

Audit Committee:

•                                          Recommends the appointment of independent auditors;

•                                          Consults with the independent auditors on the plan of the audit;

•                                          Reviews, in consultation with the independent auditors, its report of audit or proposed report of audit and the accompanying management letter; and

•                                          Consults with the independent auditors on the adequacy of internal controls.

Compensation Committee:

•                                          Considers how the achievement of the overall goals and objectives of the Corporation can be aided through adoption of an appropriate compensation philosophy and effective compensation program elements;

•                                          Reviews salary progression, bonus allocations, stock awards and the awards of supplemental benefits and perquisites for key executes against the compensation objectives of the Corporation, given its overall performance; and

•                                          Approves the compensation arrangements for the Corporation’s senior management.  Reviews and approves the adoption of any compensation plans in which officers and directors of the Corporation are eligible to participate.

Nominating Committee:

•                                          Searches for and screens candidates for Board vacancies.  The nominating committee considers broader issues of composition and organization of the Board, including committee assignments and individual Board membership; and

•                                          Evaluates the Board itself and its members and reviews the Corporation’s management succession planning.

Finance Committee:

•                                          Stays informed on a timely basis about the Corporation’s financial status;

•                                          Evaluates the financial information it receives and develops conclusions as to any plan of action needed; and

•                                          Advises corporate management and the Board in financial matters.  In some cases, the finance committee has the authority to act for the full Board between meetings, but generally it is not empowered to act on its own.

Pension Review Committee:

•                                          Reviews and approves corporate pension policy, formal pension plans and amendments;

•                                          Reviews actuarial recommendations and makes recommendations regarding the Corporation’s contribution to such pension plans;

•                                          Selects asset managers and provides guidance on the specific investment philosophy to be applied to the ongoing management of such funds;

•                                          Monitors the performance of the Corporation’s pension funds; and

•                                          Monitors government actions with respect to pension governance and reporting requirements.

Strategic Planning (Corporate Objectives):

•                                          Ensures the proper future direction of the Corporation by defining the basic corporate and business unit long-term strategic goals vital to the mission of creating shareholder value for the Corporation;

•                                          Develops strategic plans as to how the Corporation will achieve these objectives; and

•                                          Monitors the progress of the Corporation in achieving its long-term strategic goals.

Stock Option:

•                                          Assures that the levels and forms of executive long-term incentive compensation programs are adequate to motivate key management to achieve the corporate long-term strategic goals;

•                                          Assists in the design and approval of executive long-term incentive compensation programs; and

•                                          Administers the timing and determination of the size of grants.  Interprets plan provisions with regard to setting performance goals and executing plan award agreements with individuals.

Investments:

•                                          Reviews and approves all major allocations of corporate resources; and

•                                          Evaluates the financial implications of all merger, acquisition and divestiture activities.

Section 3.9            Executive Committee.  The Board of Directors, by resolution adopted by a majority of the number of Directors fixed by these Bylaws, may elect an Executive Committee which shall consist of not less than two directors of the Corporation, including the Chief Executive Officer.  When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, by the Articles of Incorporation, or by these Bylaws, provided that the Executive Committee shall not have power to (i) approve or recommend to the Corporation’s shareholders action required to be approved by such shareholders; (ii) fill vacancies on the Board or on any of its committees; (iii) amend the Articles of Incorporation; (iv) adopt, amend, or repeal these Bylaws; (v) approve a plan of merger not requiring shareholder approval; (vi) authorize or approve a distribution, except according to a general formula or method prescribed by the Board of Directors; or (vii) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, other than within limits specifically prescribed by the Board of Directors.  The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

Section 3.10         Absent Directors.  A director of the Corporation may give advance written consent or opposition to a proposal to be acted on at a Board meeting.  If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of, or against, the proposal and shall be entered in the minutes or other record of action of the meeting if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal which the director has consented or objected.

ARTICLE 4

OFFICERS

Section 4.1            Number.  The officers of the Corporation shall consist of a Chief Executive Officer and a Chief Financial Officer.  The Chief Executive Officer shall preside at all meetings of the Corporation’s shareholders and directors and shall have such other duties as may be prescribed from time to time by the Board of Directors.  The Chief Executive Officer shall also see that all orders and resolutions of the Board are carried into effect.  The Chief Executive Officer and Chief Financial Officer shall have such other duties as are prescribed by statute.  The Board may elect or appoint any other officers it deems necessary for the operation and management of the Corporation, each of whom shall have the powers, rights, duties, responsibilities and terms of office determined by the Board from time to time.  Any number of offices or functions of those offices may be held or exercised by the same person.  If specific persons have not been elected as President or Secretary of the Corporation, the Chief Executive Officer of the Corporation may execute instruments or documents in those capacities.  If a specific person has not been elected to office of Treasurer of the Corporation, the Chief Financial Officer of the Corporation may sign instruments or documents in that capacity.

Section 4.2            Vice President.  Each Vice President of the Corporation, if one or more are elected, shall have such powers and shall perform such duties as may be specified in these Bylaws or prescribed by the Board of Directors or by the Corporation’s Chairman of the Board or by the Chief Executive Officer.  In the event of the absence or disability of the Chief Executive Officer, Vice Presidents shall succeed to his or her power and duties in the order designated by the Board of Directors.

Section 4.3            Secretary.  The Secretary of the Corporation, if one is elected, shall be secretary of and shall attend all meetings of the Corporation’s shareholders and Board of Directors and shall record all proceedings of such meetings in the minute book of the Corporation.  The Secretary shall give proper notice of meetings of shareholders and directors.  The Secretary shall perform such other duties as may, from time to time, be prescribed by the Board of Directors, by the Chairman of the Board, or by the Chief Executive Officer.

Section 4.4            Election and Term of Office.  The Board of Directors shall from time to time elect a Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer and any other officers or agents the Board deems necessary.  Such officers shall hold office until they are removed or their successors are elected and qualified.

Section 4.5            Delegation of Authority.  An officer elected or appointed by the Board may delegate some or all of the duties or powers of his or her office to other persons, provided that such delegation is in writing.

Section 4.6            Compensation of Officers.  An officer shall be entitled only to such compensation as shall be established by written contract or agreement duly approved by or on behalf of the Corporation, or established or approved by resolution of the Board of Directors.  Absent such written contract, agreement or resolution of the Board of Directors, no officer shall have a cause of action against the Corporation to recover any amount due or alleged to be due as compensation for services in his or her capacity as an officer of the Corporation.

ARTICLE 5

SHARES AND THEIR TRANSFER

Section 5.1            Certificates for Shares.  Every shareholder of the Corporation shall be entitled to a certificate, to be in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the Corporation’s stock owned by him or her.  The certificates shall be numbered in the order in which they are issued and shall be signed by the Chief Executive Officer and Secretary of the Corporation; provided, however, that when the certificate is signed by a transfer agent or registrar, the signatures of any of such officers upon the certificate may be facsimiles, engraved or printed thereon, if authorized by the Board of Directors.  Such certificate shall also have typed or printed thereon such legend as may be required by any shareholder control agreement.  Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled.

Notwithstanding any other provision in these Bylaws, some or all of any or all classes and series of shares of the Corporation may be uncertificated.  The Corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the United States Securities and Exchange Commission. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.

Section 5.2            Transfer of Shares.  Transfer of shares of the Corporation’s stock on the books of the Corporation may be authorized only by the shareholder named in the certificate, or the shareholder’s legal representative, or the shareholder’s duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares.  The Corporation may treat, as the absolute owner of shares of the Corporation, the person or persons in whose name or names the shares are registered on the books of the Corporation.

Section 5.3            Lost Certificates.  Any shareholder claiming that a certificate for shares has been lost, destroyed or stolen shall make an affidavit of that fact in such form as the Board of Directors shall require and shall, if the Board of Directors so requires, give the Corporation a sufficient indemnity bond, in form, in an amount, and with one or more sureties satisfactory to the Board of Directors, to indemnify the Corporation against any claims which may be made against it on account of the reissue of such certificate.  A new certificate shall then be issued to said shareholder for the same number of shares as the one alleged to have been destroyed, lost or stolen.

ARTICLE 6

INDEMNIFICATION

Section 6.1            Indemnification.  The Corporation shall indemnify, in accordance with the terms and conditions of Minnesota Statutes, Section 302A.521, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the Board of Directors; and (d) employees and former employees of the Corporation.  The Corporation shall not be obligated to indemnify any other person or entity, except to the extent such obligation shall be specifically approved by resolution of the Board of Directors.  This Section 6.1 is for the sole and exclusive benefit of the persons designated herein and no person, firm or entity shall have any rights under this Section by way of assignment, subrogation or otherwise, and whether voluntarily, involuntarily or by operation of law.

ARTICLE 7

MISCELLANEOUS

Section 7.1            Gender References.  All references in these Bylaws to a party in the masculine shall include the feminine and neuter.

Section 7.2            Plurals.  All references in the plural shall, where appropriate, include the singular and all references in the singular shall, where appropriate, be deemed to include the plural.

Section 7.3            Appointment of Independent Auditors.  The Board of Directors may select and designate independent auditors of the Corporation.  The Corporation may, from time to time, request that such selection and designation be approved by its shareholders.  Such selection or designation and approval shall remain in effect until such time as the Board of Directors selects and designates a different firm of auditors or the shareholders approve the selection and designation of a different firm of auditors.

CERTIFICATION

I, Peter P. Hausback, do hereby certify that I am the duly elected Chief Financial Officer and Secretary of Granite City Food & Brewery Ltd., a corporation organized under the laws of the State of Minnesota, and that the foregoing is a true and correct copy of the Amended and Restated Bylaws of said corporation as of April 13, 2007.

/s/ Peter P. Hausback
Peter P. Hausback